BioVie Inc. Announces Closing of Public Offering of Common Stock

SANTA MONICA, Calif., August 11, 2021 (GLOBE NEWSWIRE) – BioVie Inc., (NASDAQ: BIVI) (“BioVie” or the “Company”) a clinical-stage company developing innovative drug therapies for the treatment of neurological and neurodegenerative disorders, liver disease and certain cancers, today announced the closing of its underwritten public offering of 2,500,000 shares of its Class A common stock at a public offering price of $8.00 per share, for gross proceeds of  $20,000,000, before deducting underwriting discounts, commissions and offering expenses. In addition, the Company has granted the underwriters a 45 day option to purchase up to an additional 375,000 shares of common stock to cover over-allotments at the offering price, less the underwriting discount.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as the sole book-running manager for the offering. EF Hutton, division of Benchmark Investments, LLC, acted as a financial advisor for the offering.

The Company intends to use the net proceeds from the offering primarily for general corporate purposes.

The securities were offered and sold pursuant to a shelf registration statement on Form S-3 (File No. 333-252386), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 22, 2021 and declared effective on February 2, 2021. The offering was made only by means of a written prospectus and prospectus supplement that forms a part of the registration statement. A final prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the SEC on its website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from the offices of ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 or by email at prospectus@think-equity.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About BioVie

BioVie Inc. (NASDAQ: BIVI) is a clinical-stage company developing transformative therapies to overcome unmet medical needs in chronic debilitating conditions. In liver disease, the Company’s orphan drug candidate BIV201 (continuous infusion terlipressin), with FDA Fast Track status, is being evaluated in a US Phase 2 study for the treatment of refractory ascites with top-line results expected in early 2022. The Company is also planning a pivotal Phase 3 study of BIV201 in the treatment of hepatorenal syndrome-acute kidney injury (HRS-AKI) in 2022. BIV201 is administered as a patent-pending liquid formulation. The active agent is approved in about 40 countries for related complications of advanced liver cirrhosis but is not available in the US or Japan. In neuro-degenerative disease, BioVie recently acquired the assets of NeurMedix Inc., including NE3107 that inhibits inflammatory activation of ERK and NFB (e.g. TNF transcription) that leads to neuroinflammation and insulin resistance, but not their homeostatic functions (e.g. insulin signaling and neuron growth and survival). Both are drivers of Alzheimer’s and Parkinson’s diseases. The Company is conducting a potentially pivotal Phase 3 randomized, double blind, placebo controlled, parallel group, multicenter study to evaluate NE3107 in subjects who have mild to moderate Alzheimer's disease (NCT04669028). An estimated six million Americans suffer from Alzheimer’s. BioVie has initiated this study and is targeting primary completion in late 2022. A Phase 2 study of NE3107 in Parkinson’s disease is planned for later this year, and related compounds have additional potential to treat certain cancers. NE3107 is patented in the United States, Australia, Canada, Europe and South Korea. For more information, visit http://www.biovieinc.com/.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company's ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability to complete our clinical studies and to obtain approval for our product candidates, to successfully defend potential future litigation, changes in local or national economic conditions as well as various additional risks, many of which are now unknown and generally out of the Company's control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

For Investor Relations Inquiries:

Contact: Bruce Mackle Managing Director LifeSci Advisors, LLC bmackle@lifesciadvisors.com